Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the post-effective amendment No. 1 to Form S-8 Registration Statement (No. 333-227717) pertaining to the 2018 Stock Option Plan, BSA Plan and Second Free Share 2018 Plan of Cellectis S.A. of our reports dated March 4, 2021, with respect to the consolidated financial statements of Cellectis S.A. and the effectiveness of internal control over financial reporting of Cellectis S.A. included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

ERNST & YOUNG et Autres

Paris La Défense, France

March 4, 2021